Exhibit 5.5

METRO CORPORATE CAMPUS ONE

P.O. BOX 5600

WOODBRIDGE, NJ 07095-0988

(732) 549-5600    FAX (732) 549-1881

DELIVERY ADDRESS: 99 WOOD AVENUE SOUTH, ISELIN, NJ 08830-2712

INFO@GREENBAUMLAW.COM

WWW.GREENBAUMLAW.COM

ROSELAND OFFICE:

75 LIVINGSTON AVENUE

SUITE 301

ROSELAND, NJ 07068-3701

(973) 535-1600

FAX (973) 535-1698

May 31, 2017

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Beazer Realty, Inc., a New Jersey corporation (the “Guarantor”), a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the registration by the Company of up to $500,000,000 of securities, including senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts and stock purchase units (collectively, the “Securities”). The Securities will be registered on a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). In conjunction with the registration of the debt instruments included within the Securities (the “Debt Securities”), the Guarantor and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to such debt Securities (each individually, a “Guarantee” and, collectively, the “Guarantees”).

The Debt Securities and the Guarantees with respect to the Debt Securities will be issued pursuant to one or more indentures, as they may be amended or supplemented (the “Indentures”), among the Company; U.S. Bank National Association, as trustee (the “Trustee”), the Guarantor and the other guarantors signatory thereto, which Indentures are listed as Exhibits to the Registration Statement.

Beazer Homes USA, Inc.

May 31, 2017

In connection with our opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Indentures; (ii) the Certificate of Good Standing of the Guarantor issued by the Department of the Treasury, Division of Revenue and Enterprise Services, of the State of New Jersey dated May 31, 2017; (iii) the corporate resolutions of the board of directors of the Guarantor, authorizing and approving the filing of the Registration Statement with the Commission under the Act; (iv) the Certificate of Incorporation of the Guarantor (the “Certificate of Incorporation”); and (v) the Amended and Restated By-laws of the Guarantor (the “By-Laws”). We have also examined that certain draft of the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such documents. As to any facts relevant to the opinions expressed below that we did not independently establish or verify, we have relied upon statements and representations of the Guarantor or others, including the representations of the Guarantor in the documents referenced above.

In rendering this opinion, we had assumed that in the future the Guarantor will duly authorize the issuance of the guarantees by all requisite corporate action, that the supplemental indentures referred to above providing for the Guarantees will have been duly authorized and executed, and that the Guarantees will conform to the description of such instruments in the Registration Statement.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing as a corporation and in good standing under the laws of the State of New Jersey.

2.	The Guarantor has the corporate power to execute, deliver and perform its obligations under the Guarantees.

We are members of the Bar of the State of New Jersey, and we express no opinion to the laws of any jurisdiction except the laws of the State of New Jersey and the United States of America. We note that the documents referenced in this opinion provide that that they are to be governed by New York law, with certain qualifications and exceptions. We express no opinion as to the interpretation of the choice of law provisions in the documents referenced herein, including, without limitation, which provisions of such documents a court would deem subject to New Jersey rather than New York law.

Beazer Homes USA, Inc.

May 31, 2017

The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but such opinions are not guarantees or warranties and should not in any respect be construed as such.

This opinion has been prepared for use in connection with the Registration Statement, the Indentures and the Guarantees. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm King & Spalding LLP in and in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenbaum Rowe Smith & Davis LLP